EXHIBIT 99.1

TIME WARNER DECLARES SPIN-OFF DIVIDEND OF TIME INC. SHARES

Record and Distribution Dates and Final Distribution Ratio Announced

NEW YORK – May 8, 2014 – Time Warner Inc. (NYSE:TWX) and Time Inc. today announced the timing and details regarding the spin-off of Time Inc. from Time Warner.

The Time Warner board of directors has approved the final distribution ratio and declared a pro rata dividend of the outstanding shares of Time Inc. common stock, which will result in the complete legal and structural separation of the two companies.  The distribution is subject to the satisfaction or waiver of certain conditions.

On the distribution date of June 6, 2014, Time Warner shareholders of record as of 5:00 p.m. on May 23, 2014, the record date for the distribution, will receive one share of Time Inc. common stock for every eight shares of Time Warner common stock they hold on the record date.

Fractional shares of Time Inc. common stock will not be distributed to Time Warner shareholders. Instead, the fractional shares of Time Inc. common stock will be aggregated and sold in the open market, with the net proceeds distributed pro rata in cash payments to the Time Warner shareholders who would otherwise receive a fractional share of Time Inc. common stock.

No action or payment is required by Time Warner shareholders to receive the shares of Time Inc. common stock. Shareholders who hold Time Warner common stock on the record date will receive a book-entry account statement reflecting their ownership of Time Inc. common stock or their brokerage account will be credited with the Time Inc. shares. An Information Statement containing details regarding the distribution of the Time Inc. common stock and Time Inc.'s business and management following the Time Inc. spin-off will be mailed to Time Warner shareholders prior to the distribution date.

For U.S. federal income tax purposes, Time Warner’s U.S. shareholders (other than those subject to special rules) generally should not recognize gain or loss as a result of the distribution of Time Inc. shares, except with respect to cash received in lieu of fractional shares. Time Warner shareholders are urged to consult with their tax advisors with respect to the U.S. federal, state and local or foreign tax consequences, as applicable, of the Time Inc. spin-off.

Shares of Time Warner common stock will continue to trade “regular way” on the New York Stock Exchange (“NYSE”) under the symbol “TWX” through the distribution date of June 6, 2014 and thereafter. Any holders of shares of Time Warner common stock who sell Time Warner shares regular way on or before June 6, 2014 will also be selling their right to receive shares of Time Inc. common stock. Investors are encouraged to consult with their financial advisors regarding the specific implications of buying or selling Time Warner common stock on or before the distribution date.

Time Inc. common stock will begin trading on a “when-issued” basis on the NYSE under the symbol “TIME.WI” beginning on May 21, 2014. On June 9, 2014, when-issued trading of Time Inc. common stock will end and “regular way” trading under the symbol “TIME” will begin. The CUSIP number for the Time Inc. common stock will be 887228 104 when regular way trading begins.

Additional Information
Please see http://www.timewarner.com/investors for additional information, including Frequently Asked Questions, regarding the spin-off of Time Inc.

About Time Warner Inc.
Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

About Time Inc.
Time Inc., a division of Time Warner, is one of the largest branded media companies in the world reaching more than 130 million consumers each month across multiple platforms. With influential brands such as TIME, PEOPLE, SPORTS ILLUSTRATED, InStyle, REAL SIMPLE, Wallpaper, Travel + Leisure and Food & Wine, Time Inc. is home to celebrated events and franchises including the FORTUNE 500, TIME 100, PEOPLE’s Sexiest Man Alive, SPORTS ILLUSTRATED’s Sportsman of the Year, the Food & Wine Classic in Aspen and the ESSENCE Festival.

Caution Concerning Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements about the completion of the spin-off, timing of “when-issued” and “regular-way” trading and conditions to the distribution.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements.  Such factors include, but are not limited to, our failure to successfully separate Time Inc. from Time Warner and tax law changes.  These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances.  More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as Time Inc.’s Registration Statement on Form 10 filed with the Securities and Exchange Commission, including amendments thereto.  Time Warner and Time Inc. are under no obligation to, and expressly disclaims any such obligation to, update or alter their forward-looking statements, whether as a result of new information, future events, or otherwise.

Information on Time Warner’s Cash Dividend Press Release
Time Warner issued a separate press release today regarding changes to the record and payment dates for its regular quarterly cash dividend to conform to the record and distribution dates for the dividend of Time Inc. shares of common stock.

Contacts:

Time Warner Inc.
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Michael Kopelman (212) 484-8920
Summer Wilkie (212) 484-7543	Michael Senno (212) 484-8950

Time Inc.
Corporate Communications	Investor Relations
Terri Everett (212) 522-5613	Jaison Blair (212) 522-1212

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